Exhibit 10.2

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (“Agreement”) is made and entered into as of July 1, 2025, by and between Brookfield Private Equity Fund GP LLC, a Delaware limited liability company (the “General Partner”), and BPEG Capital Holdings US LLC, a Delaware limited liability company (the “Initial Limited Partner” and, together with the General Partner, the “Partners”).

WHEREAS, Brookfield Private Equity Fund LP (the “Partnership”) was formed as a Delaware limited partnership on May 21, 2025, by the filing of a certificate of limited partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on May 21, 2025;

WHEREAS, the General Partner and the Initial Limited Partner entered into a Limited Partnership Agreement, dated as of May 21, 2025 (as amended, restated and/or supplemented from time to time, the “Partnership Agreement”);

WHEREAS, notwithstanding anything to the contrary in the Partnership Agreement regarding exculpation and indemnification, the parties desire to set forth their agreement regarding exculpation and indemnification;

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Limitation on Liability.

(a)            Notwithstanding anything to the contrary in Section 1(b), to the fullest extent permitted by law, none of the directors, officers of the Partnership, General Partner, the manager, the partnership representative, any of their respective affiliates and their respective Constituent Members (as defined below), employees, managers, directors, consultants or agents (each, an “Indemnified Party”) shall be liable, in damages or otherwise, to the Partnership, any Partner, or any of their respective affiliates for (i) any mistake in judgment, (ii) any action taken or omitted to be taken by the Indemnified Party, which action or omission the Indemnified Party was expressly permitted or required to take or omit pursuant to the Partnership Agreement, or (iii) any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent of the Partnership or such Indemnified Party, provided, that such broker or other agent are selected and monitored with reasonable care, in each case of clauses (i), (ii) and (iii) above, unless such action or inaction is determined by a court of competent jurisdiction (or other similar tribunal) in a final non-appealable decision, judgment or order to have constituted bad faith, intentional and material breach of the Partnership Agreement, fraud, willful misconduct or gross negligence of the relevant Indemnified Party. Constituent Member means any Person that is an officer, director, member, partner, manager or shareholder in a Person, or any Person that, indirectly through one or more entities, is an officer, director, member, partner, manager or shareholder in a Person. Person means any individual, partnership, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such) or other entity.

(b)            Notwithstanding anything to the contrary in Section 1(a), to the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under the Partnership Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of the Partnership Agreement. Subject to Section 1(d), the provisions of this Agreement, to the extent that they expand or restrict the duties (including fiduciary duties) and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to modify to the extent of such other duties and liabilities of such Indemnified Party.

(c)            The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act or omission suffered or taken by it on behalf of the Partnership or in furtherance of the interests of the Partnership in good faith in reasonable reliance upon and in accordance with the opinion or advice of such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers shall be full justification for any such act or omission, and the General Partner shall be fully protected in so acting or omitting to act, provided, that such counsel, accountants, appraisers, management consultants, investment bankers or other consultants and advisers are selected and monitored with reasonable care.

(d)            Nothing in this Section 1 will be construed so as to provide for the exculpation of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such exculpation would be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

2.             Indemnification.

(a)            To the fullest extent permitted by law, the Partnership shall and does hereby agree to indemnify and hold harmless and pay all judgments and claims against each Indemnified Party who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Partnership), from and against any and all claims, losses, liabilities, damages, and expenses of any kind for which such Person has not otherwise been reimbursed to which such Indemnified Party may become subject and arise out of or in connection with the business of the Partnership or any portfolio company of the Partnership or the performance by the Indemnified Party of any of its responsibilities under the Partnership Agreement (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against such Indemnified Party or the Partnership (including, without limitation, formal and informal inquiries, sweep examinations and any type of similar regulatory and/or governmental requests) incurred by such Person in connection with such action, suit or proceeding) (collectively, “Indemnified Losses”); provided, that an Indemnified Party shall be entitled to indemnification for Indemnified Losses under the Partnership Agreement only to the extent that such Indemnified Losses are not determined by a court of competent jurisdiction (or other similar tribunal) in a final non-appealable decision, judgment or order to be attributable to such Indemnified Party’s intentional and material breach of the Partnership Agreement, gross negligence, fraud, willful misconduct or bad faith. The satisfaction of any indemnification and any saving harmless pursuant to this Section 2(a) shall be from and limited to Partnership assets, no Partner shall have any obligation to make capital contributions to fund its share of any indemnification obligations under this 2(a), and no Partner shall have any personal liability on account thereof. The provisions set forth in this Section 2 shall survive the dissolution of the Partnership and the termination of the Partnership Agreement.

(b)            To the fullest extent permitted by applicable law, the General Partner shall have the right and authority to require to be included in any and all Partnership contracts that the Partners shall not be personally liable thereon and that the Person contracting with the Partnership look solely to the Partnership and its assets for satisfaction.

(c)            Expenses reasonably incurred by an Indemnified Party in defense or settlement of any claim that may be subject to a right of indemnification hereunder shall be advanced by the Partnership prior to the final disposition thereof upon receipt of an undertaking in writing by or on behalf of the Indemnified Party to repay such amount to the extent that it shall be determined upon a final, non-appealable decision, judgment or order that such Indemnified Party is not entitled to be indemnified hereunder. Notwithstanding the foregoing, no advances shall be made by the Partnership under this Section 2(c), without the prior written approval of the General Partner (which may be given or withheld in its sole discretion with respect to any aspect thereof).

(d)            The right of any Indemnified Party to the indemnification provided herein shall be cumulative of, and in addition to, any and all rights to which such Indemnified Party may otherwise be entitled by contract (including, without limitation, any contract with the Partnership) or as a matter of law or equity and shall extend to such Indemnified Party’s successors, assigns and legal representatives.

(e)            Any Indemnified Party entitled to indemnification from the Partnership hereunder shall first seek recovery and diligently pursue such other source under any other indemnity or any insurance policies by which such Person is indemnified or covered, as the case may be, but only to the extent that the indemnitor with respect to such indemnity or the insurer with respect to such insurance policy provides (or acknowledges its obligation to provide) such indemnity or coverage on a timely basis, as the case may be. If an Indemnified Party is a Person other than the General Partner, such Person shall obtain the written consent of the General Partner prior to entering into any compromise or settlement which would result in an obligation of the Partnership to indemnify such Person; and if liabilities arise out of the conduct of the affairs of the Partnership and any other Person for which the Person entitled to indemnification from the Partnership hereunder was then acting in a similar capacity, the amount of the indemnification provided by the Partnership shall be limited to the Partnership’s proportionate share thereof as determined in good faith by the General Partner in light of its fiduciary duties to the Partnership and the Partners.

(f)            Nothing in this Section 2 will be construed so as to provide for the indemnification of any Indemnified Party for any liability (including liability under federal securities laws which, under certain circumstances, impose liability even on persons acting in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but otherwise will be construed so as to effectuate these provisions to the full extent permitted by law.

(g)            Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Partnership’s obligations under this Section 2 are not intended to render the Partnership as a primary indemnitor for purposes of the indemnification, advancement of expenses and related provisions under the corporation or other applicable law governing an entity in which the Partnership makes an investment, it being agreed that an Indemnified Party shall first seek to be so indemnified and have such expenses advanced by such entity (or applicable insurance policies maintained by such entity). Inasmuch as the Partnership is intended to be secondarily liable in respect of losses, damages and expenses that are otherwise primarily indemnifiable by a particular entity in which the Partnership makes an investment, it is intended among the Partners and the Indemnified Party that any advancement or payment by the Partnership to the Indemnified Party will result in the Partnership having a subrogation claim against the relevant entity in respect of such advancement or payments. The General Partner and the Partnership shall be specifically empowered to structure any such advancement or payment as a loan or other arrangement as the General Partner may determine necessary or advisable to give effect to or otherwise implement the foregoing.

3.             Beneficiaries. The parties hereto acknowledge that the Partnership’s directors, officers, the General Partner, the manager, the partnership representative, any of their respective affiliates and their respective Constituent Members, employees, managers, directors, consultants or agents are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Sections 1 and 2 of this Agreement.

4.             Conflicts. This Agreement supplements the Partnership Agreement and, to the extent of any conflict between the Partnership Agreement and this Agreement, the terms hereof shall control with respect to the parties hereto; provided, however, that this Agreement shall be superseded in its entirety by the relevant provisions of the Partnership Agreement to the extent the matters set forth in this Agreement are addressed by any amendment and/or restatement of the Partnership Agreement on or after the date hereof.

5.             Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses:

If to the General Partner:	If to the Initial Limited Partner:

Brookfield Private Equity Fund GP LLC	BPEG Capital Holdings US LLC
c/o Brookfield Asset Management Ltd. 250 Vesey Street, 15th Floor New York, NY 10281-1023	c/o Brookfield Corporation 250 Vesey Street, 15th Floor New York, NY 10281-1023

6.             Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.             Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

8.             Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

9.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

10.           Entire Agreement. This Agreement constitutes the entire agreement of the Partners with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GENERAL PARTNER:		INITIAL LIMITED PARTNER:

Brookfield Private Equity Fund GP LLC		BPEG Capital Holdings US LLC

By: Brookfield Private Equity Fund Officer GP LLC, its sole member

By:	/s/ Adam Sachs	By:	/s/ Kristen Haase
	Name: Adam Sachs		Name: Kristen Haase
	Title: Chief Compliance Officer		Title: Managing Partner and Secretary

Signature Page – Indemnification Agreement – Brookfield Private Equity Fund LP